GRYPHON GOLD CORPORATION                 (GGN:TSX/GYPH:OTC.BB)

Positive Pre-Feasibility Study for Borealis Oxide Project in Nevada

HIGHLIGHTS:
Average annual production over 50,000 oz gold-equivalent
Low initial construction cost of US$14.8 million using a 10% contingency
Average life-of-mine cash operating cost of US$476 per oz gold
After tax NPV of US$12.5 million, IRR of 27% and payback of 2.25 years

Reno, Nevada - JULY 20, 2009. Gryphon Gold Corporation (GGN:TSX/GYPH:OTC.BB) (the “Company”) is pleased to report the receipt of a positive Pre-Feasibility Study, in accordance with Canadian National Instrument 43-101, Standards of Disclosure for Mineral Projects (“NI 43-101”), for a proposed, low-cost open-pit mine at its wholly owned Borealis Oxide Project located in the Walker Lane Belt of western Nevada.

The NI 43-101 compliant study completed by Telesto Nevada Inc. confirms a proposed five-year mine plan with estimated average annual production of more than 50,000 gold-equivalent ounces. Another 7,000 ounces of gold is estimated to be recoverable in year six, after mining ends. The initial capital and all start up costs in year one is estimated at US$22.6 million, including $14.8 million for initial capital with a 10% contingency, which equals US$87.53 per gold-equivalent ounce recovered over the life of the proposed mine.

The life-of-mine cash operating cost for the Borealis Oxide Project is estimated at US$476 per ounce of gold recovered. The project will have, if developed, a pretax net present value (NPV) of US$12.5 million at a 5% discount rate, an internal rate of return (IRR) of 27% and a 2.25-year payback period based on a gold price of US$800 per ounce.

The Pre-Feasibility Study for the Borealis Oxide Project shows a significant increase in the measured (M) and indicated (I) resource(1) categories from the NI 43-101 resource estimate released in April of 2008, and the NI 43-101 preliminary assessment issued in October of 2008. The upgraded resource classification, which includes previously unused blast-hole assay data, provides sufficient measured and indicated resources to support an estimated five-year mine plan and an anticipated payback and IRR that the Company believes will establish the feasibility of the project for interested financial institutions.

Set out below is a summary of the estimated mineable resources referred to in the Pre-feasibility Study.

MINEABLE RESOURCE IN PRE-FEASIBILITY STUDY

Oxide Resource	Tons	Au Grade (oz/ton)	Au (oz)	Ag Grade (oz/ton)	Ag (oz)
M&I(1)	16.65 m.t.	0.023 opt Au	377,356	0.181	3,006,016
Inferred(in situ)(2)	7.96 m.t.	0.021 opt Au	168,906	0.040	317,318
Inferred(heaps/dumps) (2)	17.79 m.t.	0.010 opt Au	181,800	0.097	1,739,900

1) Cautionary Note to U.S. Investors concerning estimates of Measured and Indicated Resources: This press release uses the terms “measured resources”, “indicated resources” and “measured & indicated resources.” We advise U.S. investors that while these terms are defined in and required by Canadian regulations, these terms are not defined terms under the U.S. Securities and Exchange Commission (“SEC”) Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant “reserves” as in-place tonnage and grade without reference to unit measures. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves.

2) Cautionary Note to U.S. Investors concerning estimates of Inferred Resources: This press release uses the term “inferred resources”. We advise U.S. investors that while this term is defined in and required by Canadian regulations, this term is not a defined term under SEC Industry Guide 7 and is normally not permitted to be used in reports and registration statements filed with the SEC. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant “reserves” as in-place tonnage and grade without reference to unit measures. The term “contained gold ounces” used in this press release is not permitted under the rules of the SEC. U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally minable.

The upgraded measured (283,017 oz of gold) and indicated resource (94,339 oz of gold) (1) gives the Borealis Oxide Project an estimated five-year mine life at an average annual production rate of 47,971 ounces gold per year, or more than 50,000 gold-equivalent ounces including recovered silver ounces.

It is important to note that no inferred resources were included in the Pre-Feasibility Study. The inferred oxide resources(2) (shown in the chart above) represent potential to extend the mine life beyond the five years examined in the pre-feasibility mine plan, if such inferred resources are confirmed as reserves as a result of additional exploration work. Ongoing exploration also provides opportunities for further resource expansion as the Borealis Property covers approximately 27.5 square miles of favorable Nevada geology.

The internal cutoff grade of .01 oz/ton Au for the oxide resources used in the Pre-Feasibility Study was based on a feasibility level analysis of capital costs, operating costs, detailed pit design and metallurgical recovery. The Pre-Feasibility Study used a gold price of US$800 per ounce and a silver price of US$12 per ounce. The gold price of US$800 per ounce reflects a five-year approximate average of three years historical price and two years forward pricing.

At an average gold price of US$900 per ounce, the anticipated NPV at a 5% discount increases to US$26.8 million, the estimated payback is 1.75 years and the anticipated IRR increases to 51%.

Set out below is a summary of key financial and operating data set out in the Pre-Feasibility Study (presented on an aggregate basis over the life of the proposed mine).

Life of Mine Economics (LOM)

	LOM Total	LOM Total
	US$800/oz gold	US$900/oz gold
	(US$ in millions)	(US$ in millions)
Net Revenue (Less 5% Royalty)	$195.9	$220.6
Operating Costs
Mining and leaching	111.3	111.3
Processing	14.5	14.5
G&A	10.2	10.2
Total Operating Costs	136.0	136.0
Operating Margin	$59.9	$84.6

Capital Cost (LOM, US$, in millions)
Mine		$11.9
Leach/Process/Infrastructure		9.0
Owners (primarily reclamation and closure)		9.0
Contingency		1.0
Total Capital		$30.9

	$800/oz gold	$900/oz gold
Cash Flow (after-tax)	$18.3	$37.0
NPV 5% discount	12.5	27.8
IRR	27%	51%

The Company proposes to seek proposals for financing alternatives for the development costs of the Borealis Oxide Project. There is no certainty that such financing will be made available and, if so, on terms acceptable to the Company.

The Company expects that cash flow generated from the Borealis Oxide Project (if and when it is developed) would be used in part to fund a drilling program for high grade zones within two additional large, high sulphidation systems discovered in 2007 and defined in the Technical Report dated April 28, 2008.

A copy of the full Pre–Feasibility Study will be filed on the SEDAR website within 45 days with internal plans to release the study prior to August 15, 2009. The NI 43-101 Resource Estimate was confirmed by Dr. Roger Steininger, a qualified person as described under NI 43-101 responsible for the Borealis deposit resource statement. The NI 43-101 Pre-Feasibility was developed and confirmed by John Danio, a qualified person under NI 43-101 responsible for the Borealis Oxide Project design, mine plan, metallurgical design and cost estimates. Additional metallurgical input was provided by Jay Pickarts, a qualified person as described under NI 43-101 for the Borealis deposit metallurgy. Each of Dr Steininger and Messrs Danio P.E. and Pickarts P.E. are independent of the Company.

For more information please contact: www.gryphongold.com

John L. Key, CEO
Ph: 775 315-4828
jkey@gryphongold.com

ABOUT GRYPHON GOLD:

Gryphon Gold is a Nevada-focused gold exploration and potentially a production company. Its principal gold resource, the 1.4 million ounce (measured and indicated) and 1.1 million ounce (inferred) Borealis deposits, is located in the Walker Lane gold belt of western Nevada. The Borealis gold system is one of the largest known volcanic-hosted high-sulphidation gold bearing mineralized systems in Nevada. Nevada Eagle Resources, a wholly owned subsidiary, has approximately 54 highly prospective gold properties located in desirable gold trends in Nevada. Nevada Eagle’s Golden Arrow property (leased to Nevada Sunrise Gold Corp.) contains a NI 43-101 compliant resource of 296,500 ounces of gold (measured and indicated) and 50,400 inferred ounces of gold. Nevada Eagle's other principal properties have a cumulative 550,000 of historical ounces of gold (the historical estimates are based on internal reports prepared by prior owners prior to February, 2001, and were not prepared in accordance with CIM NI 43-101 standards, and thus their reliability has not been verified). A number of Nevada Eagle’s principal properties are subject to joint venture or farm-in agreements in favor of third parties.

This press release contains “forward-looking statements” and "forward-looking information" within the meaning of Canadian and United States securities laws, which may include, but is not limited to, statements with respect to projections and expectations related to the results and projections contained in the pre-feasibility study regarding the Borealis resource, including, the expected mine life, recovery, capital costs, cash operating costs and other costs and anticipated production of the described open-pit oxide heap leach mine at the Borealis property, anticipated internal rate of return, anticipated payback period, availability of capital for development and the affect of the pre-feasibility study on the company’s ability to raise capital for development, sensitivity to metal prices and ore grade, resource estimates on the Borealis resource, pediment exploration plans and other plans, projections, estimates and expectations. Such forward-looking statements and forward-looking information reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined under the section headings “Forward-Looking Statements” and “Risks Factors” in our annual report on Form 10-KSB, as filed with the SEC on June 26, 2009,, under the section heading “Risk Factors” in our most recent quarterly report on Form 10-Q, as filed with the SEC on February 13, 2009, as amended March 10, 2009, and in our most recent financial statements, reports and registration statements filed with the SEC ( available at www.sec.gov) and with Canadian securities administrators ( available at www.sedar.com ). In addition, the pre-feasibility study uses an estimate of metal prices based on historical and future metal prices. The operating and capital costs in the pre- feasibility study were developed to be reasonable estimates within industry benchmarks. There is no certainty that the results of the pre-feasibility study will ever be realized. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements or forward-looking information, except as may be required by law.

Full financial statements and securities filings are available on our website: www.gryphongold.com and www.sec.gov or www.sedar.com . For further information contact: John Key, CEO, by phone: 775-853-8814, or email at jkey@gryphongold.com. The Borealis property is described in the technical report(the “technical reports”) dated April 28, 2008 titled Technical Report on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, U.S.A. and dated September 2, 2008 titled “Preliminary Assessment of the Mineral Resources of the Borealis Gold Project located in Mineral County, Nevada, U.S.A., and prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators (“NI 43-101”). The technical reports describe the exploration history, geology and style of gold mineralization at the Borealis property. Disclosure in this press release of mineral resources is based on the technical report. Details of the quality or grade of each category of mineral resources and key assumptions, parameters and methods used to estimate the mineral resources is included in the technical reports. The reports also include a description of environmental and permitting matters.

The information in this press release as it relates to the pre feasibility study was reviewed by J.R. Danio, PE., Telesto Nevada Inc. of Denver,CO, a Qualified Person as defined by NI 43-101 of the Canadian Securities Administrators. Mr. Danio is considered independent of Gryphon Gold for the purposes of NI 43-101. The basis of the pre feasibility study and the qualifications and the assumption made by the author are contained in the pre feasibility study as it will be filed on www.sedar.com.

The information in this press release as it relates to the mineral resources of the Borealis property was reviewed by Dr. R. Steininger of Reno, NV, a Qualified Person as defined by NI 43-101 of the Canadian Securities Administrators. Dr. Steininger in a consulting geologist retained by Gryphon Gold, is the principal author of the technical report and is considered independent of Gryphon Gold for the purposes of NI 43-101.

Without limiting the foregoing, this press release uses terms that comply with reporting standards in Canada and certain estimates are made in accordance with NI 43-101. NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosures an issuer makes of scientific and technical information concerning mineral projects. All mineral resource estimates contained in this press release, including the terms “measured resources,” “indicated resources” and “inferred resources”, have been prepared in accordance with NI 43-101, and these standards differ significantly from the requirements of the SEC. The resource information contained in this press release is not comparable to similar information disclosed by U.S. companies. See the Cautionary Notes to U.S. Investors above.